April 28, 1999



Securities and Exchange Commission
Washington, DC  20549

         We were previously principal accountants for Westbury Metals Group, Inc. and on September 18, 1998, except as in note 18, which is as of February 15, 1999, we reported on the financial statements of Westbury Metals Group, Inc. as of and for the year ended June 30, 1998. On April 26, 1999, we were dismissed as principal accountants of Westbury Metals Group, Inc. We have read Westbury Metals Group, Inc.'s statements included in Item 4 of its Form 8-K for April 26, 1999, and we agree with such statements.



                                                     Very truly yours,





                                      Citrin Cooperman & Company, LLP